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                                                                    EXHIBIT 99.1

USRealTel
Annual Report
2000


         USRealTel is an innovator and owner of Telecommunication Rights worldwide. Telecommunication Rights are real estate site access and usage rights which USRealTel assembles into property portfolios. These portfolios enable telecommunications companies to access properties in major urban areas for in-building service and antenna sites.

         Simultaneously the Company enables property owners of office buildings, retail centers, apartment buildings, hotels and other structures to realize lease income from unoccupied areas of their buildings.

         Recently the Company sold its U.S. assets in order to allocate 100% of its resources toward international expansion where the opportunities are greater and where there is less competition. The Company believes that its subsidiaries in Argentina and Brazil position USRealTel for exceptional growth.

Dear Shareholders,

         The year 2000 was a landmark in our development. We successfully divested our U.S.-based assets, selling the American property and telecom rights to SpectraSite Holdings for approximately $16.5 million. This added a net $9.5 million to fund international expansion and allowed us to substantially reduce overhead. The decision was based on our positive international experience and the change of atmosphere in the U.S. capital marketplace in the spring of 2000. Our lease agreements with international property owners support higher margins than now possible in the U.S.

         In 2001 our focus will be on the two majority-owned South American subsidiaries. To accommodate this change, we increased our staffs in Argentina and Brazil, adding seasoned professionals, and we relocated our corporate headquarters from Chicago, Illinois to Fort Lauderdale, Florida. USRealTel shareholders continue to hold the same number of shares and the same ownership percentage as they did prior to the sale. Present assets consist primarily of a 71% interest in the Argentinean subsidiary RealTel de Argentina, an 89% interest in the Brazilian subsidiary RealTel do Brazil, and sufficient cash to fund operations through 2001.

         The Company is also actively exploring expansion into other South American countries, as well as tower ownership, to meet the rapidly growing demand for telecommunication services. With access and/or marketing rights to a substantial number of properties in Argentina and Brazil, we believe that we are now strategically situated to significantly benefit from telephone deregulation, which became effective in Argentina in November of 2000 and which will reportedly begin in Brazil in December of 2001.

         Management believes that 2001 will be a turning point for USRealTel as it expands its operations in Argentina and Brazil. We thank you for your continued support and look forward to a world of opportunity.

The Advantages

For Telcos

         Among the new business platforms created by the burgeoning telecommunications revolution, Telecommunication Rights are among the most strategic. Throughout the revolution, the need for telcos to access real estate for shared tenant services, antenna placement, cable, DSL and Internet technology has rapidly grown. But the task of assembling an urban network of




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placement sites building-by-building is certainly a daunting one. Recognizing this growing need by Telcos, USRealTel secured the access and/or marketing rights in Argentina and Brazil to a substantial number of properties which telcos can access for network deployment and customer service. USRealTel has compiled various site information on these properties into a database, or Telecom Grid. This grid represents the fastest and most economical method for telcos to obtain information relating to a large number of sites, providing them all pertinent statistics for each structure (latitude, longitude, height, property type, number of tenants and size), and site mapping by property type and geographic location.

For Property Owners

         Telecommunications considerations have become increasingly critical to real estate tenants. Yet, even the largest property owners do not have the critical mass in their own property portfolio to develop the non-core competencies necessary to market and negotiate to their maximum benefit with telcos. Simultaneously, regulatory, technological and competitive factors are radically changing the telecommunications marketplace. With these challenges, however, come opportunities: State-of-the-art telecommunications services result in enhanced tenant capture rates. Rent for the use of rooftop, penthouse or exterior wall space, or internal co-location space and risers for tenant access, represents previously unrealized income; as does rent sharing from telcos and rent for the use of internal space to locate telco switching and routing equipment.

The Instruments

Telecommunication Rights

         Similar in concept to the property interest of "air rights" which grant developers the right to build and own structures over land that is retained and used by the landowner, Telecommunication Rights grant USRealTel the right to deploy telecommunications infrastructure on property and/or the right to provide telecommunications services to the property's tenants in return for rent paid to the property owner.

The Telecom Grid

         RealTel's database of properties in Argentina and Brazil includes office and residential buildings, retail stores, churches, service stations and other types of properties, which comprise a telecommunications grid that affords speed, accuracy and economy in deployment of telecommunications technology. Leading property management organizations, real estate developers and government agencies own and manage properties contained in the Telecom Grid.

The Master Lease/Sublease

         USRT enables telcos to meet their service and antenna siting needs through one simple transaction, the RealTel Master Sublease, eliminating the expensive, time-consuming process of negotiating one lease at a time with individual property owners.

         At the same time, the rights of the property owners are protected by the carefully crafted RealTel Master Lease document, which has been defined and executed by real estate leasing experts, antenna site acquisition specialists, real estate and communications attorneys. The standard Master Lease in Argentina provides for a ten-year agreement, with two additional five-year renewal options. The standard Master Lease in Brazil provides for a seven-year agreement with additional seven-year renewal options.

         Under RealTel's Master Sublease, or site-specific sublease, multiple telco vendors can access the same property for multiple and competing occupant services or antenna placements. This competition in RealTel's properties promotes efficiency, innovation and market pricing for subscribers and generates multiple revenue streams for RealTel and the property owner. Rents are paid to RealTel, which in turn disperses the contractual percentage to the property owners in a seamless operation for all parties involved, without duplication of effort or resources. The combination of USRealTel's Master Leases with property owners and Subleases with Telcos generates a long-term recurring revenue stream to USRT from each leasing transaction.



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         As telcos increasingly compete to obtain market share, time to market has become a critical factor. USRT utilizes a database that, we believe, delivers the most sites available in our markets under a single control and delivers them faster, easier and more economically than any other method.

A World Of Opportunity

Deregulation

         For the past decade, many countries have gone through, or are about to go through, telecommunications deregulation. This has come about through a global realization that independent competition provides more choices and better services at lower tariffs than government-owned monopolies, and a robust telecom infrastructure is imperative to economic growth. In 1996, 90% of the world telecom market was under a monopoly. In 1997, 80% of the market was committed to liberalization--a complete turnaround in two years.

The Creation Of CLECs

         The Telecommunication Agreement reached by the World Trade Organization in 1995 jolted the world's wire-lined telephone industry by paving the way for global deregulation. At the same time, wireless telephone technology and greater bandwidth for an ever expanding menu of services created genuine competition to government-owned telephone companies. CLEC's, or Competitive Local Exchange Carriers, were born.

         CLECs provide local telephone service with greater bandwidth and transmission speed than the traditional "twisted pair" copper line systems by using wireline fiber optic ground-based and/or microwave or LMDS antenna networks. Thus there are "wired" (fiber optic, coaxial and copper wire), and "wireless" (microwave) CLECs. Both must obtain Telecommunication Rights into buildings in order to place their equipment, run cables, or connect to existing risers; and the microwave and LMDS (Local Multipoint Distribution Systems) providers must have antenna networks.

         CLECs such as Alcatel, Italtel, AT&T, Deutsche Telekom, Teligent and Winstar are already established in Argentina and Brazil. Because of the formative stage of the market and its competitive nature, CLECs are engaged in a race for property access. We believe that RealTel's portfolio of Telecommunication Rights is a critical and highly desirable resource for CLECs, as evidenced by recent successful subleases and selection of its sites by Diveo (Diginet), Teletina, Impsat, Iplan, GTE PCS, CPS and Boeing Saciel.

The Digital Demand

         The demand for digital PCS sites is far greater than the demand for cellular sites because digital networks require many more cell sites in order to cover the same geographic area. For effective digital coverage, wireless companies deploy at least one antenna per three-six mile radius in suburban and rural markets and one antenna per mile radius in urban areas.

         Also, as wireless subscription ramps up, more antenna deployments are needed because initially deployed antennas have insufficient capacity to carry the load. New wireless technologies are frequently brought to market, creating an ever-growing need to deploy new types of antennas.

         At the end of 1999, there were 480 million mobile phone subscribers worldwide. By mid-2000, there were 650 million, up 35% in less than a year. * *DLJ: Wireless Industry Finance

         At the current growth rate, mobile calls in 2001 will account for one out of every four international minutes.(IBC)t

Other New Developments

         Further fueling the demand are such new technologies as ESMR (Enhanced Specialized Mobile Radio, such as Nextel), LMDS (Local Multipoint Distribution Systems), PCS (Personal Communication Systems), WLANs (Wireless Local Area



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Networks), Paging, Voice over IP (Internet Protocol), wireless cable tv, bi-directional amplifiers (BDA) and microcell technologies within buildings.

3G: The Next Big Thing

         When the wireless world meets next generation technology with its blisteringly high data rates, mobile phones may become portable internet terminals and talking on them will be the least exciting thing to do. Mobile phones could then be used to film and view video, surf the Web, day trade, sell the house, access vending machines and parking meters, even pay bills. Delivery of video and broadband capabilities will be the highlight of this generation, but the new functionality requires improvements to the wireless infrastructure of today. The number of antenna masts needed to provide comprehensive Third Generation coverage is likely to be three times more than required for Second Generation technology.**

**Cellular Telecommunications Industry Association

The Major Markets

International Expansion

         The Telecommunications Revolution is a global phenomenon and its impact and potential outside the United States is dramatic. Most non-U.S. telecommunications systems were, until recently, government-owned or sponsored monopolies, with decades-old infrastructures and fiscal restraints that impeded deployment and maintenance. Thus, with few exceptions, these systems are critically underserved. This presents a most exciting opportunity for RealTel to serve extra-territorial markets as they privatize, deregulate and open up to competition. To take maximum advantage of the situation that presents itself, we have divested our U.S. operations in order to focus our efforts on our international involvements.

Where The Most Growth Will Be

         We believe that the most attractive opportunities are located in Argentina and Brazil, which are in varying stages of privatization and deregulation. Combined with required modernization, expansion and adoption of new technologies, we believe they present an emerging market in great need of RealTel's core services, and RealTel is ideally positioned to take advantage of telecommunications developments in these markets.

Argentina

         Argentina was the first Latin American country in which U.S. RealTel established operations, chosen for its population base and telecommunications climate. The country's expensive, unreliable communications system has long been a source of frustration for Argentines and foreign investors, prompting privatization in 1990. Now Argentina is rapidly becoming one of the most competitive markets in the region. In November 2000, the market opened to licensed operators removing most restrictions regarding the offering of network-related services. This provides substantial opportunity for foreign trade and investment. Much of what is envisioned for the telecommunications sector is currently being built from scratch to meet the increasing demand for wireless and wireline systems. Waiting time for installation of a new line has decreased from months, even years, to a matter of days.

RealTel de Argentina

         RealTel de Argentina, a subsidiary of RealTel, is the only company of its kind in Argentina. By combining the experience acquired in the U.S. by RealTel and the local contacts provided by our Argentinean marketing personnel, we believe RealTel de Argentina is uniquely positioned to benefit from the privatization and growth ahead.

The Argentina Telecommunications Environment
Population: 48 million (1998)
Telephones: 7.5 million (1998)
Telephone System: Extensive modern system but many families do not have telephones.
                  Frequently grounds out during rainstorms.


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                    Microwave Radio Relay and a domestic satellite system
                      with 40 earth stations serve the trunk network.

Radio Stations:  AM-260/FM-100/Shortwave-6
Radios: 22.3 Million (1991)
Television Broadcast Stations: 231
Televisions: 7.165 Million (1991)

Brazil

         Brazil was the second Latin American country in which U.S. RealTel established operations due to its sheer size and ongoing telecommunications deregulation. Its population of 165 million ranks it as the world's fifth largest country, yet its teledensity is only 9.5 phones per 100 people. Brazil's wireline market is expected to double to $36 billion by 2003. Its wireless market is growing even faster due to underdeveloped regions that rely on infrastructure-light wireless service to make up for the obsolete wireline system. The Internet services market grew by 48% in 1999 to reach R$1.2 billion.

         RealTel do Brazil, the only company of its kind in the country, is well positioned to benefit from full deregulation, which is expected by year's end 2001.

The Brazil Telecommunications Environment
Population: million (1998)
Telephones: million (1998)
Telephone System:

Radio Stations:  AM-   /FM-   /Shortwave-
Radios: Million (1991)
Television Broadcast Stations:
Televisions: Million (1991)


         RealTel's commitment to high-growth telecommunications markets has made it a Telecommunications Rights leader, with special interest in the developing infrastructures of South America. Because telecommunications growth fosters economic growth, a global deregulatory environment prevails and RealTel enjoys an uncommon opportunity to flourish.

         This report contains forward-looking statements regarding market trends and deregulatory activity in the telecommunications industry in South America, our marketing efforts, financial condition, results of operations, liquidity and strategic positioning and overall market trends which involve a degree of uncertainty and risk. Actual results could differ from those indicated in forward-looking statements due to a number of factors, many of which are outside of USRealtel's control, including those set forth in USRealTel's 2000 Annual Report on Form 10-KSB.

Company Organization

PERRY H. RUDA, Chairman of the Board & CEO, U.S. RealTel, Inc.

         Mr. Ruda co-founded Agile, LLC, the predecessor to USRealTel, in 1997. He serves as Chairman of the Board and Chief Executive Officer of the Company. From 1980 to 1996, Mr. Ruda served as president of Perry Ruda and Company where he was responsible for negotiating corporate facilities leases for Fortune 500 corporations and providing real estate acquisition services for high profile properties and tenants. In 1995, Mr. Ruda entered the telecommunications industry in the site acquisition sector and has negotiated over 2,000 telecommunications access and/or placement agreements. Overall, Mr. Ruda brings to the Company a combination of strong real estate and telecommunications experience, tempered by 35 years of proven experience and vision.

MARK GRANT, President, U.S. RealTel, Inc.

         Mr. Grant is a principal shareholder of Access Financial, serving on its Credit Committee and Board of Directors. He also manages the Fixed Income Division and the Syndicate Department for the firm. Prior to Access, Mr. Grant



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was at Rodman & Renshaw in Chicago where he was Executive Vice President in charge of all Capital Markets and the Syndicate Department. Before Rodman, he spent 14 years with Stern Brothers in Kansas City and graduated from Occidental College in Los Angeles.

DAN KNAFO, Chief Operating Officer, U.S. RealTel, Inc.

         Prior to U.S. RealTel, Mr. Knafo served as Senior Vice President for a national/international wireless consulting firm specializing in RF engineering,site acquisition, zoning administration and construction management. He was directly responsible for over 130 employees located within nine states and three Latin American countries (Argentina, Brazil and Mexico). He brings 12 years experience to the company as well as an MBA from Nova University.

PABLO HOFFMANN, Regional Director, South American Operations, U.S. RealTel;
                      President, RealTel de Argentina

         Following graduation from Daniel Armand Hugon College in Uruguay in 1969, Mr. Hoffman worked for Bache & Co. in New York, eventually transferring to Puerto Rico to manage their San Juan branch. He has also worked for Prudential Securities, Dean Witter Reynolds, First Equity and Access Financial Group. While working with Access, he assisted U.S. RealTel in developing a series of Latin American subsidiaries, and joined U.S. RealTel in February 1999 as President of RealTel de Argentina.

FEDERICO ROMERO, President, RealTel do Brasil

         Mr. Romero has been an investment banker for 30 years, serving as President of Paine Webber, Puerto Rico and as Executive Vice President of Drexel Burnham and Access Financial Group of Chicago. Mr. Romero, a graduate of the University of Puerto Rico, has underwritten contracts for private and governmental institutions in Puerto Rico, the U.S. and Latin America totaling $10 billion.


Outside Back Cover

U.S. RealTel, Inc.
One Financial Plaza, Suite 1101
Fort Lauderdale, Florida 33394
954.462.0449  Fax 954.462.7698

RealTel de Argentina S.A.
Av. Leandro N. Alem 1002 9(0)Piso
Capital Federal
C1001AAS

Buenos Aires, Argentina
Phone: 011-5411-4311-0330
Fax: 011-5411-4314-1014

RealTel do Brazil S.A.
Pedroso Alvarenga #1221
Primar Andar, CJ 12B-Itaim Bibi



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Sao Paulo, Brasil 04531-012
Phone: 011-5511-3443-5050
Fax: 011-5511-3443-5060

NASDAQ - OTC - USRT
www.usrealtel.com
www.realteldeargentina.com
www.realteldobrasil.com







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